CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

Protection Agreement

TERRASCEND GROWTH CORP.

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TERRASCEND CORP.

April 20, 2023

TABLE OF CONTENTS

1.	DEFINITIONS.	3
2.	CONDUCT OF BUSINESS OF THE COMPANY.	8
(a)	Conduct	8
(b)	Restrictions	9
(c)	Obligations	11
(d)	Notices	12
(e)	Updates	12
(f)	Annual Business Plan	13
(g)	Director Rights	13
(h)	Access	13
(i)	Audit	13
(j)	Investigations	13
(k)	Public Announcements	14
(l)	Government Filings	14
(m)	Company Employee Matters	14
3.	REPRESENTATIONS AND WARRANTIES.	14
4.	MISCELLANEOUS.	15
(a)	Successors and Assigns	15
(b)	Governing Law	16
(c)	Counterparts	16
(d)	Titles and Subtitles	16
(e)	Notices	16
(f)	Amendments and Waivers	16
(g)	Further Assurances	16
(h)	No Third-Party Beneficiaries	16
(i)	Publicity	16
(j)	Severability	17
(k)	Entire Agreement	17
(l)	Injunctive Relief	17

(m)	Costs and Expenses	17
(n)	Construction	17
(o)	Acknowledgement	17
(p)	Control of the Business	18
(q)	Delays or Omissions	18

PROTECTION AGREEMENT

THIS AGREEMENT made effective the 20th day of April, 2023.

AMONG:

TerrAscend Growth Corp., a corporation existing under the federal laws of Canada

(the “Company”)

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TerrAscend Corp., a corporation existing under the laws of the Province of Ontario

(“TerrAscend”)

(collectively, the “Parties” or individually, the “Party” as the context requires)

WHEREAS TerrAscend currently owns class B shares of the Company, which are convertible, without any action by or on behalf of TerrAscend, into non-voting and non-participating shares of the Company (“Non-Voting Shares”);

AND WHEREAS the Non-Voting Shares are non-voting, non-participating shares of the Company;

AND WHEREAS TerrAscend is seeking assurances from the Company that it will not intentionally erode the value of the Non-Voting Shares during the period from the date hereof until all of the Non-Voting Shares that are to be received by TerrAscend following the issuance of class A shares of the Company (“Class A Shares”) are, at the sole discretion of TerrAscend, converted into Class A Shares (the “Interim Period”);

AND WHEREAS the Parties have entered into this Agreement to address the concerns raised by TerrAscend;

NOW THEREFORE in consideration of the foregoing premises, which are an integral part hereof, and in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement:

(a) “Affiliate” means, with respect to the Person to which it refers, (i) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (ii) any officer, director or shareholder of such Person, (iii) any parent, sibling, descendant or spouse of such Person or of any of the Persons referred to in clauses (i) and (ii), and (iv) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b) “Approved Business Plan” means a Business Plan that is approved by TerrAscend;

(c) “Authorization” means, with respect to any Person, any order, permit, approval, consent, waiver, licence or similar authorization of any Governmental Body having jurisdiction over the Person necessary to carry on its business as now being conducted;

(d) “Board Appointee” has the meaning ascribed thereto in Section 2(g) of this Agreement;

(e) “Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in Toronto, Ontario;

(f) “Business Plan” means for the subsequent 12-month period, broken-down by month: (i) [***]; (ii) a forecast for the Company and its Subsidiaries that includes: (A) [***]; (B) a cash flow statement; (C) a balance sheet; (D) a capital expenditure plan; and (E) estimated EBITDA; and (iii) such other matters as the Company may reasonably consider to be necessary to illustrate the results intended to be achieved by the Company during such 12-month period;

(g) “Cannabis” means (i) all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies other than Hemp, including wet and dry material, trichomes, oil and extracts from cannabis other than Hemp (including cannabinoid or terpene extracts from any cannabis plant other than Hemp), and (ii) biologically or synthetically synthesized analogs of cannabinoids extracted, using micro-organisms, from any cannabis plant other than Hemp;

(h) “Class A Shares” has the meaning ascribed thereto in the recitals to this Agreement;

(i) “COGS” means the cost of goods sold as determined in accordance with U.S.GAAP;

(j) “Company” has the meaning ascribed thereto in the preamble to this Agreement;

(k) “Company Board” means the board of directors of the Company as constituted from time to time;

(l) “Company Employees” means the employees of the Company (if any) and its Subsidiaries;

(m) “Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, instrument, purchase order, bid or other agreement;

(n) “Copyrights” means any and all works of authorship, copyrightable subject matter, copyrights, mask works, and database rights, together with all website content, source code, computer programs, digital content, forms, manuals, reports, guidelines, labels, documents, advertising materials, promotional materials, and marketing materials, all translations, derivative works, adaptations, compilations and combinations of the foregoing, and all applications, registrations and renewals in connection therewith;

(o) “CSA” means the Controlled Substances Act (21 U.S.C. § 801, et seq.);

(p) “Debt” means any (i) obligations relating to indebtedness for borrowed money; (ii) obligations evidenced by bonds, notes, debentures or similar instruments; (iii) obligations in respect of capitalized leases (calculated in accordance with U.S. GAAP); (iv) obligations for the deferred purchase price of property or services; (v) obligations in the nature of guarantees of obligations of the type described in clauses (i) through (iv) above of any other Person; and (vi) all accrued interest in respect of any of the foregoing and any applicable prepayment, redemption, breakage, make-whole or other premiums, fees or penalties;

(q) “Domain Names” means any and all Internet addresses and domain names, together with all applications, registrations and renewals in connection therewith;

(r) “EBITDA” means, in respect of any fiscal period, the consolidated net income (loss) of the Company in such fiscal period plus without duplication and to the extent deducted in determining consolidated net income (loss) for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, and (iii) all amounts attributable to depreciation and amortization expense for such period, all elements as determined in accordance with U.S. GAAP;

(s) “Governmental Body” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the above; (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; or (iv) any stock exchange;

(t) “Gross Sales” means gross sales or revenue as determined in accordance with U.S. GAAP;

(u) “Hemp” has the meaning set forth in Section 297A of the Agricultural Marketing Act of 1946 (7 U.S.C. § 1621 et seq.), as amended by Public Law No. 115-334, and as may be further amended from time to time;

(v) “Intellectual Property” means all intellectual property, intellectual property rights and all proprietary rights of any type in any jurisdiction throughout the world, whether registered or unregistered, whether published or not published, including the following and all rights of the following types, together with all rights, title and interests otherwise pertaining to or deriving from: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Proprietary Information; (v) Domain Names; (vi) Social Media Identifiers; (vii) all design rights, economic rights, moral rights, publicity rights, privacy rights and shop rights; (vii) all Software; (ix) all intellectual property licenses and sublicenses; (x) all rights to claim priority to, file an application for, and obtain a grant, renewal and extension in connection with any of the foregoing; (xi) all applications, registrations and renewals in connection with any of the foregoing; (xii) all rights to assert, defend and recover title in connection with any of the foregoing; (xiii) all rights to sue and recover for any past, present and future infringement, misappropriation, violation, damages, lost profits, royalties, payments and proceeds in connection with any of the foregoing; (xiv) all other intellectual property or proprietary rights; and (xv) all copies and tangible embodiments of any of the foregoing;

(w) “Interim Period” has the meaning ascribed thereto in the recitals to this Agreement;

(x) “Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, directive, consent agreement, constitution or treaty of any Governmental Body, including common law, other than the U.S. Federal Cannabis Laws;

(y) “Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due;

(z) “Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act and state securities laws), encroachment, lien for Taxes, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction;

(aa) “Mandatory Requirements” means, with respect to a Business Plan, a Business Plan that (i) will be fully funded from a liquidity perspective with the necessary levels of working capital in order to achieve the Business Plan; (ii) will generate positive EBITDA for the Company; and (iii) will generate positive Operating Cash Flow from operations;

(bb) “Net Sales” means Gross Sales less discounts, buy-downs, bona fide returns and refunds and exclusive of the amount of any tax or fee imposed by any Governmental Body directly on Gross Sales, including any excise Taxes and/or Taxes collected from customers if such Tax is added to the selling price actually remitted to such Governmental Body;

(cc) “NI 52-110” means National Instrument 52-110 - Audit Committees;

(dd) “Non-Voting Shares” has the meaning ascribed thereto in the recitals to this Agreement;

(ee) “Operating Cash Flow” means cash flows from operating activities as calculated in accordance with U.S. GAAP;

(ff) “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency);

(gg) “Organizational Documents” means (i) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement; (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any Law; and (iii) any amendment or modification to any of the foregoing;

(hh) “Parties” or “Party” has the meaning ascribed thereto in the preamble to this Agreement;

(ii) “Patents” means any and all patents and patent applications, including all reissuances, continuations, continuations-in-part, divisions, provisionals, non-provisionals, extensions, re-examinations, inter partes review applications, post grant review applications, covered business method applications, applications claiming or providing priority thereto, applications based on any inventions, and all certificates and patents issued therefrom;

(jj) “Permitted Debt” has the meaning ascribed thereto in Section 2(b)(xiv);

(kk) “Permitted Lien” means any: (i) purchase-money security interest or capital lease up to the maximum aggregate amount of the Permitted Debt at any time incurred by the applicable entities in connection with the purchase or leasing of capital equipment; (ii) Lien securing Debt up to the maximum aggregate amount of the Permitted Debt at any time at the applicable entities; and (iii) Lien consented to in writing by TerrAscend.

(ll) “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, estate, trust, unincorporated organization, Governmental Body or other entity, of whatever nature;

(mm) “Proprietary Information” means any and all trade secrets, know-how, confidential or proprietary information, any information that derives economic value from not being generally known, inventions, ideas, discoveries, research, development, improvements, processes, methods, formulas, compositions, substances, models, materials, parameters, procedures, techniques, therapies, treatments, technologies, devices, systems, modules, studies, protocols, budgets, tests, test and study results, diagnoses, analyses, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and technical, clinical, operational, financial and business information;

(nn) “Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Body, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Body, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Body, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective;

(oo) “Representatives” means a Party’s directors, officers, employees and advisors;

(pp) “Required Board Criteria” means an individual who (i) is independent (as defined in NI 52-110) of TerrAscend and the Company; (ii) meets the qualification requirements to serve as a director under applicable Laws and the rules of any stock exchange on which the TerrAscend Shares are then listed; (iii) is not subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act; (iv) is not subject to any (A) criminal convictions, court injunction, or restraining orders; (B) order of a state or federal regulator; (C) SEC disciplinary order; (D) SEC cease-and-desist order; (E) SEC stop order; (F) suspension or expulsion from membership in a self-regulatory organization; or (G) U.S. Postal Service false representation orders; (v) [***]; and (vi) [***];

(qq) “Required Officer Criteria” means an individual who (i) meets the qualification requirements to serve as an officer under the rules of any stock exchange on which the TerrAscend Shares are then listed; (ii) is not subject to any of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) under the Securities Act; (iii) is not subject to any (A) criminal conviction, court injunction, or restraining order; (B) order of a state or federal regulator; (C) SEC disciplinary order; (D) SEC cease-and-desist order; (E) SEC stop order; (F) suspension or expulsion from membership in a self-regulatory organization; or (G) U.S. Postal Service false representation order; and (iv) [***];

(rr) “SEC” means the United States Securities and Exchange Commission;

(ss) “Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations;

(tt) “Social Media Identifiers” means all social media accounts, corporate identifiers, website addresses, pages, profiles, handles, feeds, registrations, and presences, together with all content and data thereof and all account information, user names and passwords necessary to access, transfer, use and update any of the foregoing;

(uu) “Software” means all (i) software, computer programs, applications, systems, code, data, databases, and information technology, including firmware, middleware, drivers, system monitoring software, algorithms, models, methodologies, program interfaces, source code, object code, html code, and executable code; (ii) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise; (iii) development and design tools, utilities, and libraries; (iv) technology supporting websites, digital contents, user interfaces, and the contents and audiovisual displays of websites; (v) all versions, updates, corrections, enhancements, and modifications thereto; and (vi) media, documentation and other works of authorship, including forms, user manuals, developer notes, comments, support, maintenance and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded;

(vv) “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be controlled by or control any manager, management board, managing director or general partner of such business entity (other than a corporation);

(ww) “Tax” or “Taxes” means any federal, state, local and foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto, whether disputed or not;

(xx) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

(yy) “TerrAscend” has the meaning ascribed thereto in the preamble to this Agreement;

(zz) “TerrAscend Shares” means common shares in the capital of TerrAscend;

(aaa) “Trademark License Agreement” means the trademark license agreement dated as April 20, 2023 between the Company and TerrAscend;

(bbb) “Trademarks” means any and all trademarks, service marks, certification marks, collective marks, logos, symbols, slogans, trade dress, trade names, brand names, corporate or business names, and all other source or business identifiers, together with all translations, adaptations, derivations and combinations of the foregoing, all goodwill of the business associated with each of the foregoing, all common law rights thereto, and all applications, registrations and renewals in connection therewith;

(ccc) “Trading Day” means, with respect to a stock exchange, a day on which such exchange is open for the transaction of business;

(ddd) “U.S. Federal Cannabis Laws” means any U.S. federal law, civil, criminal or otherwise, that prohibit or penalize, the advertising, cultivation, harvesting, production, distribution, sale and possession of Cannabis and/or related substances or products containing or relating to the same, and related activities, including the prohibition on drug trafficking under the CSA, the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960; and

(eee) “U.S. GAAP” means generally accepted accounting principles in effect from time to time in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

2. CONDUCT OF BUSINESS OF THE COMPANY.

(a) Conduct. The Company covenants and agrees that, during the Interim Period, except: (i) with the prior written consent of TerrAscend; (ii) as expressly required or permitted by this Agreement; or (iii) as required by applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course of Business and in accordance with its Organizational Documents, the Trademark License Agreement, all applicable Laws, with the exception of the CSA, as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. Federal Cannabis Laws the violation of which is predicated upon a violation of the CSA as it applies to marijuana, and the Company shall maintain and preserve its and its Subsidiaries’ business organizations, properties, assets, rights, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which the Company or any of its Subsidiaries has material business relations.

(b) Restrictions. Without limiting the generality of Section 2(a), the Company covenants and agrees that, during the Interim Period, except: (i) with the prior consent of TerrAscend; (ii) as expressly required or permitted by this Agreement; or (iii) as required by applicable Laws, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(i) amend its Organizational Documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(ii) change the size of the Company Board from two directors;

(iii) declare, set aside or pay any dividend or other distribution of any kind or nature (whether in cash, stock or property or any combination thereof) in respect of any securities, other than dividends between the Company and wholly-owned Subsidiaries;

(iv) split, combine or reclassify any securities of the Company or any of its Subsidiaries;

(v) redeem, repurchase, or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, any securities of the Company or any of its Subsidiaries;

(vi) issue additional securities of the Company or any of its Subsidiaries to any Person other than TerrAscend;

(vii) create any new Subsidiaries, other than [***];

(viii) amend the terms of any of the securities of the Company or any Subsidiary;

(ix) reorganize, amalgamate or merge the Company or any Subsidiary with a third-party;

(x) acquire any third-party;

(xi) undertake any voluntary dissolution, liquidation or winding-up of the Company or any Subsidiary or any other distribution of assets of the Company or any Subsidiary for the purpose of winding-up its affairs;

(xii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of its Subsidiaries;

(xiii) enter into any Contract for Debt;

(xiv) incur Debt other than [***]and in aggregate does not exceed [***] (the “Permitted Debt”);

(xv) pledge or otherwise encumber, or authorize the pledge or other encumbrance of any securities of the Company or any of its Subsidiaries, or any options, warrants, restricted share units or similar rights exercisable or exchangeable for or convertible into securities of the Company or any of its Subsidiaries, or other rights that are linked to the price or the value of any securities of the Company or any of its Subsidiaries;

(xvi) create, issue, incur, assume or permit to exist any lease, Lien or other encumbrance upon or against any property, asset or undertaking of the Company or any of its Subsidiaries, other than Permitted Liens;

(xvii) enter into any Contract containing any provision restricting, impeding or preventing TerrAscend from converting the Non-Voting Shares into Class A Shares;

(xviii) nominate or appoint any individual that does not serve on the Company Board as of the date hereof if such individual does not meet the Required Board Criteria;

(xix) appoint any individual, other than an individual currently serving as an executive officer of the Company, to serve as an executive officer of the Company or any of the Subsidiaries, including, without limitation, the chief executive officer, chief financial officer and executive chairman or any executive officer in an equivalent position if such individual does not meet the Required Officer Criteria;

(xx) enter into any Contract that provides for a payment to any current, former or future Company Employee or any current, former or future director of the Company in the event that either (A) TerrAscend converts the Non-Voting Shares into Class A Shares; or (B) TerrAscend or an Affiliate of TerrAscend acquires the Company;

(xxi) [***];

(xxii) [***];

(xxiii) [***];

(xxiv) enter into any deferred compensation or other similar agreement (or amend any such existing agreement) with any current, former or future Company Employee or any current, former or future director of the Company or any of its Subsidiaries;

(xxv) approve or take any action to accelerate the vesting of any compensation securities;

(xxvi) make any loan to any officer, director, Company Employee or consultant of the Company or any of its Subsidiaries;

(xxvii) enter into any related party transaction (as defined in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions);

(xxviii) sell, transfer or otherwise dispose of any single asset or series of assets of the Company or any of its Subsidiaries (including any securities of a Subsidiary) other than [***];

(xxix) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any successor thereto or any Subsidiary, or that would, after the Interim Period, limit or restrict in any material respect the Company or any of its current or future Affiliates from competing in any manner;

(xxx) knowingly take any action or fail to take any action which action or failure to act would result in the loss, expiration or surrender of, or the loss of any material benefit under, or could reasonably be expected to cause any Governmental Body to institute proceedings for the suspension, revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted, or fail to prosecute any pending applications to any Governmental Bodies for material Authorizations;

(xxxi) abandon or fail to diligently pursue any renewal application for any Authorizations necessary to conduct the business of the Company or any of its Subsidiaries as now conducted or as proposed to be conducted;

(xxxii) grant or commit to grant a licence or otherwise transfer abandon, or permit to become abandoned any material Intellectual Property or exclusive rights in or in respect thereof;

(xxxiii) operate outside of the United States;

(xxxiv) take any action, or refrain from taking any action, or permitting any action to be taken or not taken, which could reasonably be expected to prevent, materially delay or otherwise impede the ability for TerrAscend to convert the Non-Voting Shares into Class A Shares; or

(xxxv) authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(c) Obligations. Without limiting the generality of 2(a), the Company covenants and agrees that, during the Interim Period, except: (i) with the prior written consent of TerrAscend; (ii) as expressly required or permitted by this Agreement; or (iii) as required by applicable Law, the Company shall, and shall cause its Subsidiaries to, directly or indirectly:

(i) do or cause to be done all things necessary to preserve and maintain the existence of the Company and its Subsidiaries;

(ii) take all actions necessary or desirable to maintain the Company’s and its Subsidiaries’ good standing and qualification to conduct business in its jurisdiction of formation and in any other jurisdiction in which it is so qualified, including by not limited to filing all applicable annual reports, paying all applicable franchise or similar Taxes, and maintaining all applicable franchises, permits and qualifications;

(iii) prepare and file when due all Tax Returns required to be filed by the Company and its Subsidiaries (except for any Tax Return for which an extension has been granted , in which case, such Tax Return shall be filed on or prior to the extended deadline), and pay, or cause to be paid, all Taxes (including estimated Taxes) due on such Tax Return (or due with respect to Tax Returns for which an extension has been granted) or which are otherwise required to be paid;

(iv) take all reasonable steps and actions that are within its power and control to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are required in order to maintain the Company’s and its Subsidiaries’ material Contracts in full force and effect during the Interim Period and in order to permit TerrAscend to convert the Non-Voting Shares into Class A Shares;

(v) take all reasonable steps and actions that are within its power and control to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are required in order to maintain the Company’s and its Subsidiaries’ material Contracts in full force and effect following the conversion of the Non-Voting Shares into Class A Shares by TerrAscend;

(vi) oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the ability for TerrAscend to convert the Non-Voting Shares into Class A Shares;

(vii) defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the ability for TerrAscend to convert the Non-Voting Shares into Class A Shares; and

(viii) maintain, or cause to be maintained, public liability and casualty insurance, all in such form, coverages and amounts as are consistent with industry practices.

(d) Notices. The Company covenants and agrees that during the Interim Period it shall:

(i) notify TerrAscend at least five Business Days prior to entering into any Contract with a value of $[***] or more per year;

(ii) provide TerrAscend, by the [***], with a reporting package consisting of: (i) [***], including: (x) an [***]; (y) a cash flow statement; and (z) a balance sheet, as well as a comparison of such results in reasonable detail to estimates set forth in the applicable Approved Business Plan; (ii) EBITDA of the Company and its Subsidiaries on a consolidated basis; (iii) monthly treasury report of the Company showing all balances for cash and cash equivalents as of the last day of the preceding calendar month; and (iv) a detailed summary of all expenditures of the Company and its Subsidiaries made during the preceding calendar month and a comparison of such expenditures and all prior reported expenditures in reasonable detail to estimates set forth in the applicable Approved Business Plan;

(iii) immediately notify TerrAscend of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the Company under this Agreement;

(iv) promptly notify TerrAscend of any notice or other communication from any Person during the Interim Period alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required for TerrAscend to convert the Non-Voting Shares into Class A Shares;

(v) promptly notify TerrAscend of any notice or other communication from any Person during the Interim Period to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries;

(vi) promptly notify TerrAscend of any notice or other communication from any Governmental Body during the Interim Period (and the Company shall contemporaneously provide a copy of any such written notice or communication to TerrAscend);

(vii) promptly notify TerrAscend of any notice or other communication from any Governmental Body during the Interim Period regarding the revocation or threatened revocation of any material Authorization or Regulatory Approval;

(viii) promptly notify TerrAscend of any filing, actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries; and

(ix) notify TerrAscend in writing of any material change in insurance coverages within 30 days of binding or cancellation.

(e) Updates. [***]

[***].

(f) Annual Business Plan. [***]the Company shall prepare and submit to TerrAscend a proposed Business Plan for the next calendar year that contains the Mandatory Requirements. TerrAscend shall [***] approve each Business Plan at least 30 days prior to the commencement of the applicable calendar year in respect of which such Business Plan is to be adopted. [***] The Company shall conduct, and cause the Subsidiaries to conduct, their respective operations, incur expenses and purchase assets in accordance with the then applicable Approved Business Plan. [***].

(g) Director Rights. For so long as the Company has two directors on the Company Board, TerrAscend shall have the right, but not the obligation, to appoint one Person to serve as a director on the Company Board (the “Board Appointee”). [***].

(h) Access. In order to ensure compliance with the terms of this Agreement and the transactions contemplated hereby, the Company shall give TerrAscend and its Representatives (i) upon reasonable notice, reasonable access during normal business hours to its and its Subsidiaries’ (w) [***]; (x) [***]; (y) [***]; and (z) [***], so long as the access does not unduly interfere with the Ordinary Course of Business of the Company; and (ii) [***].

(i) Audit. During the Interim Period, in order to ensure compliance with the terms of this Agreement and the transactions contemplated hereby, the Company shall permit, and cause each of its Subsidiaries to permit, TerrAscend and its Representatives to enter upon, inspect and audit each of their respective properties, assets, books and records from time to time, at reasonable times during normal business hours and upon reasonable notice; provided that any such inspection shall be at the sole expense of TerrAscend.

(j) Investigations. During the Interim Period, in order to ensure compliance with the terms of this Agreement and the transactions contemplated hereby, the Company shall provide, and cause each of its Subsidiaries to provide, reasonable access upon reasonable notice during normal business hours, to the Company’s and its Subsidiaries’ executive management so that TerrAscend may conduct reasonable investigations relating to the information provided by the Company pursuant to this Agreement as well as to the internal controls and operations of the Company and its Subsidiaries.

(k) Public Announcements. The Company shall not issue any press release or make any other public statement or disclosure in connection with this Agreement or the transactions contemplated hereby.

(l) Government Filings. [***]. As soon as reasonably practicable after a request from TerrAscend, the Company shall use commercially reasonable efforts to (i) [***], (ii) obtain all required Authorization, (iii) [***] and (iv) maintain the Authorization, in each case, so as to enable TerrAscend to convert the Non-Voting Shares into Class A Shares.

(m) Company Employee Matters. In order to ensure compliance with the Company’s existing employment policies and employment contracts between the Company Employees and the Company or its Subsidiaries, as applicable, [***].

3. REPRESENTATIONS AND WARRANTIES.

(a) The Company represents and warrants to TerrAscend as follows and acknowledges that TerrAscend is relying on such representations and warranties in entering into this Agreement:

(i) Incorporation and Organization of the Company. The Company is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of organization with the corporate power to own or lease its property.

(ii) Qualification. The Company has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

(iii) Due Authorization. All requisite corporate acts and proceedings have been done and taken by the Company to authorize the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder

(iv) Validity of Agreement. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not conflict with or cause a default under any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Company is a party or by which the Company or any of its property or assets is bound and do not conflict with nor result in any violation of any of the provisions of the Company’s articles, by-laws or other constating documents or any resolution of the Company’s shareholders or directors or any laws of the Company’s jurisdiction of incorporation or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its property or assets.

(v) Enforceability of Agreement. This Agreement constitutes and will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of the creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by applicable laws.

(b) TerrAscend represents and warrants to the Company as follows and acknowledges that the Company is relying on such representations and warranties in entering into this Agreement:

(i) Incorporation and Organization of TerrAscend. TerrAscend is duly organized, validly existing and in good standing as a corporation under the laws of its jurisdiction of organization with the corporate power to own or lease its property.

(ii) Qualification. TerrAscend has the requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder.

(iii) Due Authorization. All requisite corporate acts and proceedings have been done and taken by TerrAscend to authorize the execution and delivery of this Agreement and the performance of TerrAscend’s obligations hereunder.

(iv) Validity of Agreement. The execution and delivery of this Agreement and the performance of TerrAscend’s obligations hereunder do not conflict with or cause a default under any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which TerrAscend is a party or by which TerrAscend or any of its property or assets is bound and do not conflict with nor result in any violation of any of the provisions of TerrAscend’s articles, by-laws or other constating documents or any resolution of TerrAscend’s shareholders or directors or any laws of TerrAscend’s jurisdiction of incorporation or any order, rule or regulation of any court or governmental agency or body having jurisdiction over TerrAscend or any of its property or assets.

(v) Enforceability of Agreement. This Agreement constitutes a legal, valid and binding obligation of TerrAscend enforceable in accordance with its respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of the creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity, contribution and waiver and the ability to sever unenforceable terms may be limited by applicable laws.

4. MISCELLANEOUS.

(a) Successors and Assigns. The rights under this Agreement may be assigned (and only with all related obligations) in whole or in part by TerrAscend; provided that (i) any assignment of this Agreement to a third-party shall require TerrAscend to transfer all of the Non-Voting Shares then held by TerrAscend to such third-party; and (ii) any assignment of the Non-Voting Shares to a third-party shall require TerrAscend to transfer all of its rights under this Agreement to such third-party; provided that notwithstanding the foregoing, nothing herein shall prevent TerrAscend (and TerrAscend shall not be prohibited) from granting liens or otherwise pledging its rights hereunder in favor of the lenders under TerrAscend’s Contracts for Debt (or be interpreted to prohibit the exercise of remedies in connection with such Liens or pledges). Any assignment by the Company may be made only with the prior written consent of TerrAscend. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any transfer or attempted transfer of any rights under this Agreement in violation of this Section 4(a) shall be null and void, no such transfer shall be recorded on the Company’s books or records, and the purported transferee in any such transfer shall not be treated (and the purported transferor shall continue to be treated) as if the purported transfer never occurred.

(b) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario, Canada respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more such counterparts has been signed by each of the Parties and delivered to the other Parties. Counterparts may be delivered via electronic mail (including portable document format (PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com).

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Except as otherwise provided in this Agreement or required by Law, any notice, demand or other communication required or permitted to be given pursuant to this Agreement shall have been sufficiently given for all purposes if, upon the earlier of actual receipt, or:

(i) personal delivery to the Party to be notified;

(ii) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day;

(iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

(iv) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt.

All communications shall be sent to the respective Parties at their address as set forth on the signature page or to such address as subsequently modified by written notice given in accordance with this Section.

(f) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Parties. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Further Assurances. In case at any time after the date hereof any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

(h) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(i) Publicity. The Company shall treat and hold as confidential all of the terms and conditions of the transactions contemplated by this Agreement; provided, however, that the Company may disclose such information to the Company’s legal counsel, accountants, financial planners and/or other advisors on an as-needed basis so long as any such Person is bound by a confidentiality obligation with respect thereto. TerrAscend may disclose such information as necessary for TerrAscend to comply with applicable Law and the rules and regulations of any stock exchange upon which the

TerrAscend Shares are traded. The Company shall not issue any press release, filing, public announcement or other public disclosure relating to the subject matter of this Agreement without the prior written approval of TerrAscend.

(j) Severability. Any term or provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction or other competent Governmental Body in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to replace invalid or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid or unenforceable provisions.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the Parties is expressly canceled.

(l) Injunctive Relief. The Parties hereby agree that, in the event of breach of this Agreement (including the documents attached hereto or referred to herein), damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, TerrAscend shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions hereof. The Parties hereby waive any and all defenses they may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

(m) Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(n) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” or “but not limited to”. Unless the context otherwise requires, references in this Agreement to Sections, Schedules and Exhibits shall be deemed references to Sections of, and Schedules and Exhibits to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or any step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall not be calculated as the first day of such period of time. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. All monetary figures or references to “$” in this Agreement shall be U.S. dollars unless otherwise specified.

(o) Acknowledgement. Each of the Parties acknowledges and agrees on its own behalf and on behalf of any of its Affiliates, that the transactions contemplated by this Agreement do not violate public policy and agrees to waive on such Party’s own behalf and on behalf of any of such Party’s

Affiliates illegality as a defense to contractual claims arising out of this Agreement or in any other document, instrument, or agreement entered into in connection the transactions contemplated hereby or thereby.

(p) Control of the Business. Notwithstanding anything in this Agreement to the contrary, TerrAscend shall not have, nor shall be deemed to have control, or the right to direct, the Company or its operations during the Interim Period.

(q) Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting Party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

TERRASCEND GROWTH CORP. Address:

By: “Ari Unterman” 357 South Gulph Road, Suite 330

Name: Ari Unterman King of Prussia, Pennsylvania

Title: Director 19406

Attention: Legal

Email: [***]

TERRASCEND CORP. Address:

By: “Keith Stauffer” 3610 Mavis Road

Name: Keith Stauffer Mississauga, Ontario

Title: Chief Financial Officer L5C 1W2

Attention: Legal

Email: [***]

[Signature Page – Protection Agreement]